Hudson Pacific Properties, Inc. Announces Third Quarter 2013 Financial Results

Los Angeles, CA, November 4, 2013—Hudson Pacific Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE: HPP) today announced financial results for the third quarter ended September 30, 2013.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended September 30, 2013 totaled $14.0 million, or $0.24 per diluted share, compared to FFO (excluding specified items) of $10.5 million, or $0.21 per share, a year ago. The specified items for the third quarter of 2013 consisted of expenses associated with the acquisition of our office portfolio in Seattle, Washington of $0.5 million, or $0.01 per diluted share. Specified items for the third quarter of 2012 consisted of expenses associated with the acquisition of the Element LA campus in West Los Angeles of $0.5 million, or $0.01 per diluted share. FFO, including the specified items, totaled $13.5 million, or $0.23 per diluted share, for the three months ended September 30, 2013, compared to $10.1 million, or $0.20 per share, a year ago.

The Company reported a net loss attributable to common stockholders of $5.7 million, or $(0.10) per diluted share, for the three months ended September 30, 2013, compared to net loss attributable to common stockholders of $3.4 million, or $(0.07) per diluted share, for the three months ended September 30, 2012.

“The third quarter witnessed an important chapter in the growth of our Company,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “I am very pleased with our previously announced acquisition of the 848,001 square-foot office portfolio in Seattle, which we successfully closed on July 31, 2013. This high quality portfolio gives us a meaningful presence in the region with a significant foothold in the top submarkets in Downtown Seattle. We also completed the disposition of the City Plaza property for approximately $56.0 million (before certain credits, prorations and closing costs). Proceeds from the disposition were used toward the acquisition of the Seattle portfolio pursuant to a like-kind exchange under Internal Revenue Code Section 1031.”

Mr. Coleman continued, “Third quarter leasing remained active, including the successful negotiation of a 12-year lease with Deluxe Entertainment Services Group Inc., a leading provider of services and technologies for the global digital media and entertainment industry, for our entire 63,376 square-foot 3401 Exposition Blvd. property in Santa Monica, California. The lease was executed on October 22, 2013 and is expected to commence in the early third quarter of 2014.”

Third Quarter Highlights

•	FFO (excluding specified items) of $14.0 million, or $0.24 per diluted share, compared to $10.5 million, or $0.21 per share, a year ago;

•	Completed new and renewal leases totaling 43,122 square feet;

•	Stabilized office portfolio leased rate of 95.5% at September 30, 2013;

•
Completed acquisition of 848,001 square-foot office portfolio in Seattle, Washington, for approximately $368.6 million (net of certain credits and before closing costs and prorations) (completed on July 31, 2013);

•
Completed disposition of 333,922 square-foot City Plaza property in Orange, California, for approximately $56.0 million (before certain credits, prorations and closing costs) (completed on July 12, 2013);

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended September 30, 2013

Total revenue from continuing operations during the quarter increased 31.5% to $53.3 million from $40.6 million for the same quarter a year ago. Total operating expenses from continuing operations increased 33.7% to $48.2 million from $36.0 million for the same quarter a year ago. As a result, income from operations increased 14.1% to $5.2 million for the third quarter of 2013, compared to income from operations of $4.5 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with our segment operating results.

Interest expense during the third quarter increased 62.2% to $7.3 million, compared to interest expense of $4.5 million for the same quarter a year ago. At September 30, 2013, the Company had $891.2 million of notes payable, compared to $582.1 million as of December 31, 2012 and $359.5 million at September 30, 2012.

Segment Operating Results For The Three Months Ended September 30, 2013

Office Properties

Total revenue from continuing operations at the Company’s office properties increased 47.2% to $43.5 million from $29.6 million for the same quarter a year ago. The increase was primarily the result of a $11.5 million increase in rental revenue to $33.6 million, a $1.5 million increase in tenant recoveries to $6.5 million, and a $0.9 million increase in parking and other revenue to $3.4 million, largely resulting from the acquisition of the Pinnacle I and Pinnacle II buildings by our joint venture with MDP/Worthe on November 8, 2012 and June 14, 2013, respectively, and our acquisition of the Seattle portfolio on July 31, 2013.

Office property operating expenses from continuing operations increased 37.3% to $16.8 million from $12.2 million for the same quarter a year ago. The increase was primarily the result of the acquisitions of the office properties described above.

At September 30, 2013, the Company’s stabilized office portfolio was 95.5% leased. During the quarter, the Company executed eight new and renewal leases totaling 43,122 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 10.7% to $9.8 million from $11.0 million for the same quarter a year ago. The decrease was primarily the result of a $1.3 million decrease in other property-related revenue to $3.2 million, primarily resulting from lower production activity at the Company’s media and entertainment properties compared to the same quarter a year ago.

Total media and entertainment operating expenses decreased 11.5% to $6.1 million from $6.9 million for the same quarter a year ago, primarily resulting from lower production activity at the Company’s media and entertainment properties compared to the same quarter a year ago.

As of September 30, 2013, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 71.5% from 71.0% for the trailing 12-month period ended September 30, 2012.

Combined Operating Results For The Nine Months Ended September 30, 2013

For the first nine months of 2013, total revenue from continuing operations was $148.1 million, an increase of 27.2% from $116.4 million in the same period the prior year. Total operating expenses from continuing operations were $130.6 million, compared to $104.3 million in the same period a year ago. As a result, income from operations increased 45.2% to $17.6 million for the first nine months of 2013, compared to income from operations of $12.1 million for the same period a year ago. The revenue for the first nine months of 2013 includes an early lease termination payment from Bank of America relating to the Company’s 1455 Market Street property of $1.1 million (after the write-off of non-cash items), with no comparable activity for the same period a year ago. Operating expenses for the first nine months of 2013 include a property tax reimbursement resulting from the reassessment of the Sunset Gower media and entertainment property of $0.8 million, compared to a supplemental property tax expense associated with our Technicolor property in the first nine months of 2012 of approximately $0.9 million. The Company also had $1.0 million of acquisition-related expense during the first nine months of 2013, compared to $0.8 million of acquisition-related expense during the first nine months of 2012. Interest expense during the first nine months of 2013 increased

33.6% to $18.7 million from $14.0 million in the same period of 2012, primarily due to interest expenses for a full nine months on the indebtedness associated with our First Financial and 10950 Washington properties, the increase in indebtedness associated with our 275 Brannan property financing on October 5, 2012, our 901 Market property financing on October 29, 2012, the indebtedness associated with the Pinnacle I and Pinnacle II buildings acquired on November 8, 2012 and June 14, 2013, respectively, and the indebtedness associated with the acquisition of the Seattle portfolio, as described below.

Balance Sheet

At September 30, 2013, the Company had total assets of $2.1 billion, including unrestricted cash and cash equivalents of $29.3 million. At September 30, 2013, we had approximately $237.3 million of total capacity under our unsecured revolving credit facility, of which $80.0 million had been drawn.

City Plaza Disposition

On July 12, 2013, the Company sold its City Plaza property for approximately $56.0 million (before certain credits, prorations, and closing costs). Proceeds from the disposition were used toward the acquisition of the Seattle portfolio pursuant to a like-kind exchange under Internal Revenue Code Section 1031. City Plaza is a nineteen-story, 333,922 rentable square-foot Class-A office building located in Orange, California that was acquired by the Company’s predecessor in August of 2008 and contributed to the Company in connection with its June 29, 2010 initial public offering.

Seattle Acquisition

On July 31, 2013, the Company acquired a 848,001 square-foot office portfolio in Seattle, Washington from Spear Street Capital for approximately $368.6 million (net of certain credits and before closing costs and prorations). The purchase price was paid from a combination of cash-on-hand (including funds from the 1031 exchange of City Plaza), borrowings under the Company’s corporate unsecured credit facility, and the asset-level financing described below. The Seattle Portfolio consists of the following:

•
a two-building, 484,463 square-foot waterfront property located in the Pioneer Square submarket of downtown Seattle, referred to as the First & King property. This property is 88.2% leased to tenants such as Capital One/ING Direct, EMC Corporation and Nuance Communications;

•
a 189,762 square-foot Class-A office building located in the South Lake Union submarket of downtown Seattle, referred to as the Met Park North property. This building is 94.6% leased, with 72.4% of the building to be occupied by Amazon.com, Inc. under a ten-year lease expected to commence in November 2013; and

•
a 173,776 square-foot building located in the Edmonds/Lynnwood submarket of Seattle’s Northend, referred to as the Northview property. This building is 88.6% leased to tenants such as Automatic Data Processing, Inc. and the Federal Emergency Management Agency.

Financings

Seattle Portfolio (Met Park North and First & King Properties)

In connection with the acquisition of the Seattle portfolio, on July 31, 2013, the Company closed a seven-year loan totaling $64.5 million with Union Bank, N.A., secured by the Company’s Met Park North property. The loan bears interest at a rate equal to one-month LIBOR plus 155 basis points. The full loan is subject to an interest rate contract that swapped one-month LIBOR to a fixed rate of 2.1644% through the loan’s maturity on August 1, 2020. Proceeds from the loan were used toward the purchase the Seattle portfolio.

On August 14, 2013, the Company closed a five-year loan totaling $95.0 million with Wells Fargo Bank, N.A., secured by the Company’s First & King property. The loan bears interest at a rate equal to one-month LIBOR plus 160 basis points. Proceeds from the loan were used toward the repayment of amounts drawn on our unsecured credit facility in connection with the Seattle portfolio acquisition.

Media and Entertainment Properties

Effective August 22, 2013, the terms of the Company’s loan secured by its Sunset Gower and Sunset Bronson media and entertainment properties were amended to increase the outstanding balance from $92.0 million to $97.0 million, reduce the interest rate from LIBOR plus 3.50% to LIBOR plus 2.25%, and extend the maturity date from February 11, 2016 to February 11, 2018.

Leasing Activities (Subsequent to end of third quarter)

Throughout the third quarter the Company negotiated a new 12-year lease with Deluxe Entertainment Services Inc., a leading provider of services and technologies for the global digital media and entertainment industry, for its entire 63,376 square-foot 3401 Exposition Blvd. property in Santa Monica, California. The lease was executed on October 22, 2013. Commencement of the lease with Deluxe is scheduled for the early third quarter of 2014.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the third quarter of 2013. Both dividends were paid on September 30, 2013 to stockholders of record on September 20, 2013.

2013 Outlook

The Company is revising its full-year 2013 FFO guidance from its previously announced range of $0.91 to $0.95 per diluted share (excluding specified items) to a revised range of $0.93 to $0.97 per diluted share (excluding specified items). The revised guidance reflects the Company’s FFO for the third quarter ended September 30, 2013 of $0.24 per diluted share (excluding specified items). Stronger than expected operating results from our media and entertainment properties and interest savings from the recent amendment to the loan secured by the media and entertainment properties largely account for this upward revision. In addition, this guidance reflects the acquisitions, financings and leasing activity referenced in this press release and all previously announced acquisitions, dispositions, financings and leasing activity. As is always the case, the Company’s guidance does not reflect or attempt to anticipate any impact to FFO from speculative acquisitions. The full-year 2013 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2013 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call
The Company will conduct a conference call to discuss the results at 1:30 p.m. PT / 4:30 p.m. ET on November 4, 2013. To participate in the event by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 10000485. International callers should dial (201) 689-8560 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. A replay of the call will also be available for 90 days on the Company’s Web site. For those unable to participate during the live broadcast, a replay will be available beginning November 4, at 4:30 p.m. PT / 7:30 p.m. ET, through November 11, at 8:59 p.m.

PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 and use passcode 10000485. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in the Pacific Northwest and Northern and Southern California. The Company’s strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets, including Los Angeles, Orange County, San Diego, San Francisco and Seattle. The Company’s portfolio currently consists of approximately 6.2 million square feet, not including undeveloped land that the Company believes can support an additional 1.6 million square feet. The Company has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-

looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 14, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheet (In thousands, except share data)

	September 30, 2013	December 31, 2012
ASSETS	(Unaudited)	Audited
REAL ESTATE ASSETS
Land	$581,842	$478,273
Building and improvements	1,257,236	831,791
Tenant improvements	93,932	75,094
Furniture and fixtures	14,386	11,545
Property under development	50,597	23,961
Total real estate held for investment	1,997,993	1,420,664
Accumulated depreciation and amortization	(104,609)	(80,303)
Investment in real estate, net	1,893,384	1,340,361
Cash and cash equivalents	29,341	18,904
Restricted cash	17,679	14,322
Accounts receivable, net	11,922	12,167
Notes receivable	—	4,000
Straight-line rent receivables	19,601	12,732
Deferred leasing costs and lease intangibles, net	107,041	81,010
Deferred finance costs, net	8,278	8,175
Interest rate contracts	87	71
Goodwill	8,754	8,754
Prepaid expenses and other assets	6,209	4,588
Assets associated with real estate held for sale	—	54,608
TOTAL ASSETS	$2,102,296	$1,559,692

LIABILITIES AND EQUITY
Notes payable	$891,175	$582,085
Accounts payable and accrued liabilities	39,270	18,578
Below-market leases	47,667	31,560
Security deposits	6,083	5,291
Prepaid rent	6,705	11,276
Interest rate contracts	863	—
Obligations associated with real estate held for sale	—	1,205
TOTAL LIABILITIES	991,763	649,995

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares outstanding at September 30, 2013 and December 31, 2012, respectively	145,000	145,000
Common stock, $0.01 par value, 490,000,000 authorized, 56,711,202 shares and 47,496,732 shares outstanding at September 30, 2013 and December 31, 2012, respectively	567	475
Additional paid-in capital	899,251	726,605
Accumulated other comprehensive loss	(1,989)	(1,287)
Accumulated deficit	(45,101)	(30,580)
Total Hudson Pacific Properties, Inc. stockholders’ equity	997,728	840,213
Non-controlling interest—members in Consolidated Entities	46,340	1,460
Non-controlling common units in the Operating Partnership	53,990	55,549
TOTAL EQUITY	1,098,058	897,222
TOTAL LIABILITIES AND EQUITY	$2,102,296	$1,559,692

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012
Revenues
Office
Rental	$33,575	$22,039	$89,665	$64,161
Tenant recoveries	6,520	4,989	17,617	15,856
Parking and other	3,426	2,537	10,472	7,062
Total office revenues	43,521	29,565	117,754	87,079

Media & entertainment
Rental	5,977	6,075	17,162	17,331
Tenant recoveries	500	406	1,241	1,071
Other property-related revenue	3,170	4,476	11,368	10,797
Other	180	44	616	146
Total media & entertainment revenues	9,827	11,001	30,387	29,345

Total revenues	53,348	40,566	148,141	116,424

Operating expenses
Office operating expenses	16,766	12,211	44,191	35,977
Media & entertainment operating expenses	6,136	6,934	18,133	17,993
General and administrative	5,020	4,083	15,195	12,748
Depreciation and amortization	20,256	12,808	53,069	37,614
Total operating expenses	48,178	36,036	130,588	104,332

Income from operations	5,170	4,530	17,553	12,092

Other expense (income)
Interest expense	7,319	4,511	18,673	13,977
Interest income	(22)	(142)	(262)	(149)
Acquisition-related expenses	483	455	992	815
Other (income) expenses	(13)	(125)	41	(35)
	7,767	4,699	19,444	14,608
Loss from continuing operations	(2,597)	(169)	(1,891)	(2,516)

(Loss) income from discontinued operations	(10)	(105)	1,608	481
Impairment loss from discontinued operations	(145)	—	(5,580)	—
Net (loss) income from discontinued operations	(155)	(105)	(3,972)	481
Net loss	$(2,752)	$(274)	$(5,863)	$(2,035)

Net income attributable to preferred stock and units	(3,231)	(3,231)	(9,693)	(9,693)
Net income attributable to restricted shares	(71)	(69)	(229)	(226)
Net loss attributable to non-controlling interest in Consolidated Entities	118	—	399	—
Net loss attributable to common units in the Operating Partnership	242	179	636	704
Net loss attributable to Hudson Pacific Properties, Inc. common stockholders	$(5,694)	$(3,395)	$(14,750)	$(11,250)
Basic and diluted per share amounts:
Net loss from continuing operations attributable to common stockholders	$(0.10)	$(0.07)	$(0.20)	$(0.29)
Net (loss) income from discontinued operations	—	—	(0.07)	0.01
Net loss attributable to common stockholders’ per share—basic and diluted	$(0.10)	$(0.07)	$(0.27)	$(0.28)
Weighted average shares of common stock outstanding—basic and diluted	56,144,099	46,668,862	54,815,763	39,945,249
Dividends declared per share of common stock	$0.125	$0.125	$0.375	$0.375

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of net loss to Funds From Operations (FFO):
Net loss	$(2,752)	$(274)	$(5,863)	$(2,035)
Adjustments:
Depreciation and amortization of real estate assets	20,256	12,808	53,069	37,614
Depreciation and amortization—discontinued operations	—	774	789	1,808
Impairment loss	145	—	5,580	—
FFO attributable to non-controlling interest in Consolidated Entities	(890)	—	(1,018)	—
Net income attributable to preferred stock and units	(3,231)	(3,231)	(9,693)	(9,693)
FFO to common stockholders and unit holders	$13,528	$10,077	$42,864	$27,694
Specified items impacting FFO:
Acquisition-related expenses	483	455	992	815
One-time property tax expenses/(savings)	—	—	(797)	918
Lease termination revenue	—	—	(1,082)	—
FFO (excluding specified items) to common stockholders and unit holders	$14,011	$10,532	$41,977	$29,427

Weighted average common stock/units outstanding—diluted	59,094	49,675	57,808	43,140
FFO per common stock/unit—diluted	$0.23	$0.20	$0.74	$0.64
FFO (excluding specified items) per common stock/unit—diluted	$0.24	$0.21	$0.73	$0.68